Exhibit 4.17

CONTRACT

CONTRACT NO.:TRPP-GP2#-09

DATE : May 30 ,2007

The Buyer:	Changzhou Trina Solar Energy Co. Ltd.

Address:	No. 2 Xin Yuan 1 Rd, Electronics Park, New District, Changzhou, Jiangsu, P.R.China 213031

Tel:	0086-519-5482008	Fax:	0086-519-5485869

The Seller:	MEYER BURGER AG

Address:	Alte Bernstrasse 146, 3613 Steffisburg, Switzerland

Tel:	0041-33-4390505	Fax:	0041-33-4390510

This Contract is made by and between the Buyer and the Seller, whereby the Buyer agree to buy and the Seller agree to sell the below mentioned equipment according to the terms and conditions stipulated below (hereinafter referred to as equipment).

1.	EQUIPMENT, QUANTITY, UNIT PRICE AND TOTAL AMOUNT:

See Annex 1

2.	SPECIFICATION:

See Annex 2

3.	MANUFACTURERS AND COUNTRY OF ORIGIN:

Same as the Seller

4.	PACKING:

To be packed in strong wooden case(s) then in container, suitable for long distance ocean/parcel post/air freight transportation and change of climate, well protected against moisture, corrosion and shocks and roughly portage. The Seller shall be liable for any damage of the equipment and expenses incurred on account of improper packing and for any rust attributable to inadequate or improper protective measures taken by the Seller in regard to the packing. One full set of service and operation instructions concerned shall be enclosed in the case(s). Wooden package shall have heat treatment together with IPPC mark (IPPC stamps shall be available on each of the wooden packages).

5.	SHIPPING MARK:

The main shipping marks and wording: “KEEP AWAY FROM MOISTURE”,”HANDLE WITH CARE”,”THIS SIDE UP” must be printed on each wooden cases; contract number, place of destination, consignee, name of goods, package number, gross weight, net weight and measurement must be stipulated in side shipping marks. Should any Equipment weigh two (2) or more than two (2) metric tons, the center of gravity and hoisting position shall be marked in English and with the appropriate markings on two sides of each case so as to facilitate loading and handling.

6.	TIME OF SHIPMENT:

Please see Annex 3

7.	PORT OF SHIPMENT: European Main Seaport or Airport

8.	PORT OF DESTINATION: Shanghai Seaport or Airport

9.	INSURANCE:

To be effected by the Seller covering all risks (no less than 110% of contract price) and war risks.

10.	TERM OF PAYMENT:

10.1 Advance payment: [****]† the total contract price being CHF [****]† is to be paid through down payment within 5 days after signing the Contract and the BUYER receive the following documents:c

•	Signed Proforma Invoice with 1 original & 3 copies showing the Contract value, indicating contract number.

•	Manually signed Commercial Invoice with 1 original and three copies showing [****]† value of the Contract value, indicating Contract number.

†	This portion of the contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

10.2 Installments

10.2.1 [****]† of each delivered Equipment value being will be paid through the full amount irrevocable Letter of Credit within 30days after shipment. The L/C will be issued by the first class bank in China in favor of the SELLER in six weeks after the contract has been signed. The L/C is subject to International Chamber of Commerce Publication No.500. And this amount is to be negotiated against the presentation of the following shipping documents as described in Clause 11 hereinafter;

10.2.2 [****]† of each delivered Equipment value will be paid through irrevocable Letter of Credit within 5 days against the presentation of the following documents.

•	Commercial Invoice showing [****]† value of the Contract value in three originals and three copies, indicating contract number and L/C number

•	A Final Acceptance Certificate signed by the Buyer, certifying the acceptance of Equipment according to the acceptance criteria as in Annex 6;

11.	DOCUMENTS:

In case of air-freight (same as below except airway B/L)

In case of sea-freight:

(1)Full set of clean on board ocean bills of lading marked “Freight Prepaid” made out to order blank endorsed and notifying applicant.

(2) Invoices in 3 original and 3 copies indicating contract number and shipping mark (in case of more than one shipping mark, the invoice shall be issued separately), made out in details as per the relative contract.

(3) Insurance policy or certificate in 2 copies, covering all risks and war risks.

(4) Packing list in 5 copies issued by the Seller.

(5) Certificate of quality and quantity issued by the Seller.

(6) Certificate of Origin issued by the manufacturer/Seller.

(7) Two (2) copies of export licenses issued by the relevant export authority or two (2) copies of the confirmation from Seller that no export license is required.

If the packing material is in wooden case(s), fumigation Certificate must be presented to the buyer as a part of essential documents; otherwise, the Seller shall offer the Non-Wooden Packing Material Certificate.

†	This portion of the contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

12.	SHIPMENT:

The Seller shall, ship the Equipment within the shipment time from the airport of shipment (loading port) to the airport (loading port) of destination. Both trans-shipment and partial-shipment are allowed .

13.	NOTICE OF SHIPMENT:

At least two (1) week before making each shipment, Seller shall send Buyer written notice of all relevant shipping details, including description, quantity and approximate weight and size of the Equipment in each Shipment, and other information consistent with industry practice.

The Seller shall, immediately upon the completion of the loading of the goods advise by cable /letter/fax the Buyer of Contract No., equipment, quantity, invoiced value, gross weight etc. (this may not apply for EX Works)

14.	INSTALLATION, TESTING AND ACCEPTANCEL:

The Seller shall be responsible for installation and adjustment. The price of the equipment already covers such installation and adjustment.

(Please see Annex 5 ).

Acceptance Certificate will be consented by both parties in writing (Please see Annex 7).

15.	GUARANTEE OF QUALITY:

The Seller guarantee that the equipment hereof is made of the best materials with first class workmanship, brand new and unused, and complies in all respects with the quality and specification stipulated in this Contract which satisfy the use of Buyer. The warranty period shall be 12 months from the date which the Acceptance Certificate has been signed by the Buyer_or 15 months from the date of shipment , whichever comes first. During the Warranty period, Seller shall provide actual service within 48 hours from receiving buyer’s notification for any malfunction or incompliance of the Equipment under normal operation. Within 5 year(s) after warranty period, Seller shall continuously provide technical assistance, maintenance, and necessary replacement for damaged parts. Buyer shall pay for relative maintenance fee after warranty period which will be consented by both parties in writing.

The warranty does not include damage or malfunctions arising from any of the following: misuse, abuse, inadequate preventive maintenance, normal wear and tear, service or modifications by other than Seller authorized technicians, use of the Equipment that is inconsistent with the operation manual or labeling.

16.	CLAIMS:

Within 90 days after the arrival of the Equipment at Buyer’s warehouse, should the outside quality, specification, or quantity be gowned not in conformity with the stipulations of the Contract except those claims for which the insurance company or the owners of the vessel are liable, the Buyer shall have the right to claim for replacement with new Equipment, or for compensation, and all the expenses (such as Inspection charges freight for returning the Equipment and for sending the replacement, insurance premium, storage and loading and unloading charges etc.) shall be borne by the Seller. The Seller shall, at the same time, guarantee the quality of the replacement Equipment for a further period of 12 months as specified in Clause 15 of the Contract. As regards quality, the Seller shall guarantee that if, within 2 months from the date of arrival of the Equipment at Buyer’s warehouse, damages occurring in the course of operation by reason of inferior quality, bad workmanship or the use of inferior materials, the Buyer shall immediately inform the Seller in writing and put forward a claim. The Seller, in accordance with the Buyer’s claim shall replace the defective Products with brand-new Products in part or wholly or devaluate the Products. Where necessary and after confirmation from the Seller, the Buyer shall be at liberty to eliminate the defect(s) themselves at the Seller’ expenses. If the Seller fails to answer the Buyer within one month after receipt of the aforesaid claim, the claim shall be reckoned as having been accepted by the Seller.

17.	LATE DELIVERY AND PENALTY:

In case of delayed delivery except for Force Majeure cases, the Seller shall pay to the Buyer for every week of delay penalty amounting to 0.5% of the total value of the Equipment whose delivery has been delayed. Any fractional part of a week is to be considered a full week. The total amount of penalty shall not, however, exceed 5% of the total value of the Equipment involved in late delivery. If the delay is more than 12 weeks, the Buyer is entitled to terminate this Contract. However the Seller will still be responsible for above mentioned penalties. Vice versa, in case the Buyer delay the payment or issue of L/C due to the Buyer’s reason, the Seller will not be responsible for late delivery.

18.	INTELLECTUAL PROPERTY GUARANTEE:

The Seller hereby guarantees that the Equipment herein will not infringe intellectual property of any third party. Otherwise the Seller shall compensate the Buyer for all losses arising from any claim related to the infringement.

19.	CONFIDENTIALTITY:

Either party undertakes that it and its directors, officers, employees, representatives, agents, Contractors or affiliates will fully respect the confidentiality of internal business affairs of the other party. Each of the parties hereby undertakes to treat as confidential all information obtained from the other party or communicated to the receiving party pursuant to this Contract (or through discussions or negotiations prior to the Contract being entered into) or acquired in the performance of the Contract, and will not divulge such information to any person (except to its own employees and then only to employees who need to know the same and have been directed to treat such information confidentially in accordance with this contract) and will use such information solely in connection with performing its obligations under this Contract and not for its own benefit or for the benefit of any third party, provided that this clause shall not extend to information:

A.	which is rightfully in possession prior to the commencement of the negotiations resulting in the Contract; or,

B.	which is already public knowledge or becomes so at a further date (other than as a result of breach of this clause); or,

C.	which is communicated or disclosed to the receiving party by a third party lawfully in possession thereof and entitled so to disclose it.

However one party or its affiliate (including parent company, branch or subsidiary) may disclose the content of this Contract if so required by local law or relative government where such party or its affiliate is located. The disclosing party may disclose such information without liability hereunder provided that it gives the other party written notice of the information to be disclosed as far in advance of its disclosure as is practicable, discloses only such portion of the Confidential Information as is required and shall use its best efforts to obtain assurances that confidential treatment will be taken.

Without consent of the other party, one party shall not disclose this contract on internet or any other media or utilize this contract or cooperation relation between parties to make any advertisement or propaganda.

20.	TERM AND TERMINATION:

This contract shall automatically terminate and expire upon the full performance or discharge of all the obligations of the Parties hereunder.

At any time prior to the expiration date, a Party (“Notifying Party”) may terminate this contract through notice to the other Party in writing if:

(i)	the other Party materially breaches this contract (including quality defect which may affect purpose of Buyer), and such breach is not cured within the cure period granted in the notice by the Notifying Party; or

(ii)	the other Party becomes bankrupt, or is the subject of proceedings for liquidation or dissolution, or ceases to carry on business or becomes unable to pay its debts as they come due; or

(iii)	the conditions or consequences of Force Majeure which have a material adverse effect on the affected Party’s ability to perform continue for a period in excess of six (6) months and the Parties have been unable to find an equitable solution.

21.	FORCE MAJEURE:

The Seller shall not be held responsible for any delay in delivery or non-delivery of the Equipment due to Force. Major. However, the Seller shall advise the Buyer immediately of such occurrence and within fourteen days thereafter, shall send by airmail to the Buyer for their acceptance a certificate issued by competent government authorities of the place where the accident occurs as evidence thereof. Under such circumstances, the Seller, however, are still under the obligation to take all necessary measures to hasten the delivery of the Equipment. In case the accident lasts for more than10weeks, the Buyer shall have the right to cancel this Contract.

22.	Governing Law and Dispute Settlement:

The laws of defendant’s place (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Any dispute or controversy or difference arising out of or in connection with this Agreement between the parties hereto shall be finally settled by arbitration center in defendant’s place, CIETAC Shanghai Branch in China and Geneva arbitration center in Switzerland in accordance with the then valid arbitration rules, CIETAC arbitration rules in China and Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in Switzerland. The language to be used in the arbitration shall be English in Switzerland and Chinese in China.

23.	Miscellaneous:

23.1	Without the Buyer’s consent in written form, the Seller is neither allowed to transfer this Contract nor allowed to subcontract any part of the project under this Contract. Any revision or modification of this contract shall be made in writing.

23.2	The terms in this main purchasing contract governs the final terms, and in the event of any discrepancy between this main contract with those in attached documents including T&C, the main terms in this purchasing contract should prevail

23.3	If any provision of the Contract is determined invalid or unlawful or unenforceable to any extent, such provision shall be deleted from the body of the Contract and the remains thereof shall continue to be valid and enforceable to the fullest extent permitted by law.

23.4	This Contract shall become effective after the signature and stamped by both parties. The Annexes are inseparable parts of this Contract and have the same legal effect.

23.5	This Contract is made out in 2 originals, each party is to hold 1 original copies.

The Buyer:	The Seller:

By:	By:
Title:	Title:
Date:	Date:

Annex 1: EQUIPMENT, QUANTITY, UNIT PRICE AND TOTAL AMOUNT:

[****]†

†	This portion of the contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

Annex 2 to contract TRPP-GP2#-09 Specification of DS264/4

Configuration DS 264/4

[****]†

†	This portion of the contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

Annex 2 to contract TRPP-GP2#-09 Specification of DS264/4

Configuration DS 264/4

[****]†

†	This portion of the contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

Annex 2 to contract TRPP-GP2#-09 Specification of TS207 ID cropping saw

System configuration TS 207

[****]†

†	This portion of the contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

Annex 2 to contract TRPP-GP2#-09 Specification of TS207 ID cropping saw

System configuration TS 207

[****]†

†	This portion of the contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

Annex 3 to Contract TRPP-GP2#-09

Time of shipment

[****]†

†	This portion of the contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

Annex 4 to Contract TRPP-GP2#-09

Facility requirement/unit

[****]†

†	This portion of the contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

[****]†

†	This portion of the contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

Annex 5 to Contract TRPP-GP2#-09

Unpacking, Installation and Commissioning

[****]†

†	This portion of the contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

Annex 6 to Contract TRPP-GP2#-09

Acceptance

[****]†

†	This portion of the contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

[****]†

†	This portion of the contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

Annex 7 to Contract TRPP-GP2#-09

Acceptance certificate

[****]†

†	This portion of the contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

CONTRACT AMENDMENT

CONTRACT NO.:TRPP-GP2#-09-AMENDMENT
DATE: Sep. 17, 2007

The Buyer:	Changzhou Trina Solar Energy Co. Ltd.
Address:	No. 2 Tian He Rd, Electronics Park, New District, Changzhou, Jiangsu, P.R.China 213031
Tel: 0086-519-85482008	Fax: 0086-519-85485869

The Seller:	MEYER BURGER AG
Address:	Allmendstrasse 86, CH 3600 Thun, Switzerland
Tel: 0041-33-4390505	Fax: 0041-33-4390510

This Contract amendment is made by and between the Buyer and the Seller, whereby the Buyer agrees to buy and the Seller agrees to sell the additional one set of Slurry Management System for each DS264/4 wire saw under contract No. TRPP-GP2#-09. Therefore, annex 1 and annex 2 under such contract will be changed respectively. The amended annex 1 and annex 2 shall be performed and other terms and conditions in the Contract No. TRPP-GP2#-09 remains unchanged.

This Contract amendment is written in both Chinese and English and English version shall govern when there is conflict.

This Contract amendment shall become effective after the signature and stamped by both parties. This contract amendment is inseparable parts of contract No. TRPP-GP2#-09 and has the same legal effect.

This Contract amendment is made out in 2 originals, each party is to hold 2 original copies.

Annex 1: EQUIPMENT, QUANTITY, UNIT PRICE TOTAL AMOUNT AND TIME of SHIPMENT

Annex 2: Specification

The Buyer: Changzhou Trina Solar Energy Co. Ltd. (seal)		The Seller: MEYER BURGER AG

By:	/s/	By:	/s/
Title:		Title:	CEO
Date:	September 27, 2007	Date:	October 15, 2007

Annex 1: EQUIPMENT, QUANTITY, UNIT PRICE TOTAL AMOUNT AND TIME of SHIPMENT:

Form 1

[****] †

†	This portion of the contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

Annex 2 to contract TRPP-GP2#-09 Specification of DS264/4

Configuration DS 264/4

[****]†

†	This portion of the contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

Annex 2 to contract TRPP-GP2#-09 Specification of DS264/4

Configuration DS 264/4

[****]†

†	This portion of the contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

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